CONFORMED COPY

Exhibit 10.2

Dated 6th August 2005

KERR-MCGEE NORTH SEA (U.K.) LIMITED

CENTRICA RESOURCES LIMITED

AGREEMENT FOR THE SALE AND
PURCHASE OF THE BUCKLAND FIELD
ASSETS

PART 1	…………………………………………………………………….…………..	70
PART 2	…………………………………………………………………………………	76
SCHEDULE 9 BUYER PARENT COMPANY GUARANTEE……………………….….		77

THIS AGREEMENT is made this 6th day of August 2005

Between:

(1)	Kerr-McGee North Sea (U.K.) Limited a company incorporated in England and having its registered office at 55 Grosvenor Street, London W1K 3HY (Kerr-McGee);

(2)	Centrica Resources Limited a company incorporated in England and having its registered office at Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD (the Buyer);

Whereas:

(A)  Kerr-McGee wishes to sell and the Buyer wishes to purchase the Assets (as hereinafter defined).

(B)  The Parties wish to set out herein the terms and conditions upon which the aforesaid sale and purchase shall take place.

Now therefore it is hereby agreed as follows:

1.  Definitions and Interpretation

1.1  In this Agreement, the following expressions shall, except where the context otherwise requires, have the following meanings:

Accrual Basis of Accounting means the basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;

Adjustment has the meaning given in clause 8.1;

Adjustment Clauses has the meaning given in clause 8.1;

Administrator means UKCS Administrator Limited;

Affiliate means:

(a)	if the Party is a subsidiary of another company, the Party’s ultimate holding company and any subsidiary (other than the Party itself) of the Party’s ultimate holding company; or

(b)	if the Party is not a subsidiary of another company, any subsidiary of the Party.

For the purpose of this definition holding company and subsidiary shall have the meanings given to those expressions in Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989;

Asset Data means all data, reports and other information held by Kerr-McGee relating directly to the Assets and forming part of the property jointly owned by Kerr-McGee and the other parties to an Operating Agreement in accordance with its terms, but excluding all internal communications within Kerr-McGee and between Kerr-McGee and its Affiliates and internal memoranda, reports, interpretations and documents created for Kerr-McGee’s (or its Affiliates’) own use and excluding Traded Data and the Asset Documents;

Asset Documents means the deeds, agreements, licences, letters and other documents specified in Schedule 4;

Asset Property means all of the property related to the Assets including, but not limited to platforms, pipelines, plant, machinery, wells, facilities and all other offshore and onshore installations and structures and all items taken into account in Schedule 5;

Assets means the interests set out in Schedule 7, including, but without limitation, such interest in the Asset Property and the Asset Data, and the Asset Documents;

Assignment Documents means the execution deeds in the form as attached as first annex to Schedule 2 to the Master Deed dated 28 April 2003 in respect of the transfers contemplated under this Agreement, as further detailed in Schedule 6;

Base Consideration means ninety-one million and three hundred and twenty thousand United States Dollars (US $91,320,000);

Benefits means all income, receipts, rebates, assets and other amounts or benefits calculated on an Accrual Basis of Accounting in connection with or arising out of the Assets (including in respect of tax);

Billed Invoice Adjustment has the meaning given in Schedule 5;

Block means a block on the United Kingdom Continental Shelf as shown on the reference map deposited at the principal office of the Department of Trade and Industry in London;

Business Day means a day, other than a Saturday or Sunday, on which banks are or, as the context may require, were generally open for normal business in London and New York;

the Buyer’s Account means a bank account to be notified by the Buyer to Kerr-McGee not later than two (2) Business Days prior to the Completion Date;

Buyer Group means the Buyer and its Affiliates from time to time;

Buyer Parent Company Guarantee means the guarantee by Centrica plc in the agreed form as set out in Schedule 9;

Buyer Warranties means the warranties set out in Schedule 2;

Buyer Warranty Claims means any claim against the Buyer for breach of the Buyers Warranties;

Chargeable Period means for Petroleum Revenue Tax a period of six months ending at the end of June or December and for Corporation Tax means a Corporation Tax Accounting Period;

Claim means any claim by the Buyer or its Affiliates under or for breach of this Agreement (other than under clauses 8 and 12 of this Agreement, save as expressly provided therein), including, without limitation, any Kerr-McGee Warranty Claim;

Completion means the fulfilment by the Parties of their respective obligations pursuant to clause 4.1;

Completion Date means the date occurring five (5) Business Days after satisfaction or waiver of the last of the Conditions Precedent (provided that the Conditions Precedent remain satisfied on such date or have been waived) or such other date as shall be agreed between the Parties;

Completion Documents means the Assignment Documents and other documentation necessary to give effect to the terms of this Agreement (a list of which is set out in Schedule 6), each in a form to be agreed between Kerr-McGee and the Buyer, such agreement not to be unreasonably withheld or delayed;

Completion Venue means the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London, EC4Y 1HS or such other location as the Parties may agree;

Conditions Precedent means the conditions listed in clause 2.2;

Confidentiality Agreement has the meaning given in clause 15.2;

Connected Persons means (in relation to Kerr McGee or the Buyer) any of its Affiliates or any of the officers, employees, agents and advisers of that Party or any of its Affiliates;

Corporation Tax or CT means corporation tax as charged under the Income and Corporation Taxes Act 1988 (as amended from time to time) and includes the supplementary charge (SCT) imposed by 501A of that Act arising in respect of profits from ring fence trades in accordance with section 502 of the same Act;

Corporation Tax Accounting Period means an accounting period as defined under Section 12 of the Income and Corporation Taxes Act 1988 (as amended from time to time);

Data Room means the Data Room relating to the Assets comprising the information made available to the Buyer and its advisers referred to in the Disclosure Letter;

Decommissioning Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations incurred in relation to decommissioning, abandonment, removing, or making safe all of the Asset Property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to any of the Asset Documents or under statutory obligation, common law, international law, international convention or any other obligation including any decommissioning plans or IMO Guidelines and Standards or regulations under OSPAR Decision 98/3 or any subsequent decisions of OSPAR and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs;

Disclosure Letter means the letter of even date herewith to the Buyer from Kerr-McGee entitled Buckland Assets Disclosure Letter as amended pursuant to clause 5.5;

Disputed Amounts has the meaning given in clause 8.4;

Effective Date means 00.01 hours (London time) on 1 July 2005;

Environment means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water) flora, fauna, fish and any ecological systems and living organisms supported by those media including man;

Environmental Law means all European Union law, international treaties, national, federal, provincial, state or local statutes or regulations, the common law, and any codes and conventions of law (having legal effect), from time to time, in any relevant jurisdiction including any guidelines, notes for industry on decommissioning offshore installations and pipelines made under the Petroleum Act 1998 or other relevant legislation and decommissioning programmes in effect from time to time concerning:

(a)	harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment;

(b)
emissions, discharges, releases or escapes into or the presence in the Environment of Hazardous Substances or the production, processing, management, treatment, storage, transport, handling or disposal of Hazardous Substances or the disposal or abandonment of any oil platform;

(c)	worker or public health and safety; or

(d)
decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures), and any bylaws, regulations or subordinate legislation, judgements, decisions, notices, orders, circulars, technical instructions, licences or permits and codes of practice issued or made thereunder from time to time;

Environmental Liabilities means any and all claims, costs, charges, expenses, liabilities or obligations in respect of the Assets under any Environmental Law or in relation to cleaning up, decontamination of, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) from and for reinstating any area of land, foreshore or seabed, wherever situated, whether such claims, costs, charges, expenses, liabilities or obligations are incurred under or pursuant to any of the Asset Documents or under any Environmental Law or any other obligation and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs;

Exchange Rate means the closing mid-point spot exchange rate for the applicable currency against United States Dollars as quoted in the London Financial Times published one (1) Business Day prior to the date on which the relevant payment is due or receipt occurs;

Final Completion Statement means the final completion statement referred to in clause 8.4;

HMRC means Her Majesty’s Revenue and Customs;

Hazardous Substances means any wastes, pollutants, contaminants and any other natural or artificial substances (whether in the form of a solid, liquid, gas or vapour, and whether alone or in combination) or contained in any pipes, cables, containers, structures, plant or equipment which are capable of causing harm or damage to the Environment;

IMO Guidelines and Standards means the International Maritime Organisation Guidelines and Standards for the Removal of Offshore Installations and Structures on the Continental Shelf and in the Exclusive Economic Zone;

Interim Completion Statement has the meaning given in clause 8.3(b);

Interim Net Adjustment Amount has the meaning given in clause 8.3(a);

Interest Adjustment has the meaning given in Schedule 5;

Interim Period means the period from and including the Effective Date up to and excluding the Completion Date;

Joint Account means any joint account held by the relevant Operator in accordance with the appropriate Operating Agreement or Unit Agreement;

Joint Venture Billings means any billings issued by the relevant Operator in accordance with the appropriate Operating Agreement or Unit Agreement;

Kerr-McGee’s Account means the account nominated by Kerr-McGee not less than 2 Business Days prior to Completion;

Kerr-McGee Group means Kerr-McGee and its Affiliates from time to time;

Kerr-McGee Guarantees has the meaning given in clause 12.11;

Kerr-McGee Warranties means the warranties set out in Schedule 1;

Kerr-McGee Warranty Claim means any claim against Kerr-McGee for breach of the Kerr-McGee Warranties;

Licences means United Kingdom Petroleum Production Licences as detailed in Schedule 4 and, where the context so admits, any one or more of such Licences;

Longstop Date has the meaning given in clause 2.5;

Losses and Expenses means actions, proceedings, losses, damages, liabilities (including in respect of tax), claims, demands, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees and any VAT payable in relation to any such matter, circumstances or item;

Net Adjustment Amount means the cash amount expressed in US Dollars to be calculated by adding together all the relevant Adjustments in accordance with clause 8, and which, if positive, shall increase the Base Consideration and, if negative, shall reduce the Base Consideration;

Nominated Independent Accountant has the meaning given in clause 8.7;

NORM has the meaning given in clause 12.7;

NPR Adjustment has the meaning set out in Schedule 5;

Objection Notice has the meaning given in clause 8.4;

Obligations means all costs, charges, expenses, liabilities and obligations calculated on an Accrual Basis of Accounting in connection with or arising out of the Assets (including in respect of tax) (but other than Environmental Liabilities and Decommissioning Liabilities);

Operator means the operator under the relevant Operating Agreements or Unit Agreements (as the case may be);

Operating Agreements means the operating agreements more particularly described in Schedule 4, and where the context so admits, any one or more of such agreements;

Party means Kerr-McGee or the Buyer and Parties means both of them;

Petroleum has the meaning ascribed thereto in the Licences;

Petroleum Sales Adjustment has the meaning set out in Schedule 5;

Petroleum Revenue Tax or PRT means petroleum revenue tax as imposed by the Oil Taxation Act 1975 and the Oil Taxation Act 1983;

Pounds Sterling or £ means the lawful currency of the United Kingdom from time to time;

Records has the meaning set out in clause 9;

Reference Interest Rate means the rate quoted by the Royal Bank of Scotland to prime banks in the London Interbank Market at or about 11.30 a.m. British Standard Time for one (1) month deposits in United States Dollars in the amount (or as close an amount thereto as is practicable) of the sum due but unpaid. In respect of any date which is not a Business Day, the rate set for the immediately preceding Business Day shall apply;

Schedules means the schedules to this Agreement;

SDLT means stamp duty land tax (as referred to in Section 42 of the Finance Act 2003) together with any interest and penalties thereon;

Secretary of State means the Minister as defined from time to time under the Licences;

Secretary of State Consents means the approval of the Secretary of State to the transactions contemplated by this Agreement and such of the Completion Documents as is appropriate, including the consent of the Secretary of State to the assignment of the Licences relating to the Assets;

tax means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes, PRT, corporation tax, supplementary charge and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them (and taxation shall be construed accordingly);

Taxation Adjustment has the meaning set out in Schedule 5;

tax authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

Total Consideration means the Base Consideration as adjusted by the Adjustments as determined pursuant to clauses 8.3 to 8.7;

Traded Data means data acquired from a third party by Kerr-McGee or its Affiliates by trade, purchase or otherwise which cannot be provided to the Buyer because such transfer is prohibited by the agreement pursuant to which it was acquired by Kerr-McGee or its Affiliates;

Transition Period means the period between the date hereof and the Completion Date;

Transaction Document means this Agreement, the Disclosure Letter, and the Confidentiality Agreement;

Unit Agreement means any unit operating agreement more particularly described in Schedule 4;

United States Dollars, Dollars, US$ and $ means the lawful currency of the United States of America from time to time;

Value Added Tax or VAT means value added tax as imposed by the Value Added Tax Act 1994 (as amended from time to time) and any other provision or regulation including any interest and penalties thereon; and

Working Capital Adjustment has the meaning set out in Schedule 5.

1.2  All references to clauses and Schedules are, unless otherwise expressly stated, references to clauses of and schedules to this Agreement.

1.3  The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4  Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5  Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders, and references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.

1.6  The Schedules form part of this Agreement and shall be construed and have the same force and effect as if expressly set out in the main body of this Agreement.

1.7  Any reference to any agreement in this Agreement shall be a reference to the same as amended, supplemented or novated from time to time.

1.8  Where a Kerr-McGee Warranty is qualified by the words “so far as Kerr-McGee is aware”, or any similar expression, such warranty is given only to the extent that any of Terence Jupp (Managing Director of Kerr-McGee), Alan Curran (Technical Director of Kerr-McGee), Bart Boudreaux (Drilling and Completions director), Peter Campbell (Manager of Business Development), Robin Baxter (Company Secretary and Legal and Commercial Manager of Kerr-McGee), Russell Boath (Financial and Tax Manager of Kerr-McGee) and Ian Sharp (Operations Director of Kerr-McGee) are actually aware of the matters to which it refers as at the date hereof (having made enquiries of their respective direct reports).

1.9  References in this Agreement to the words ‘include’, ‘including’ and ‘other’ shall be construed without limitation.

2.  Sale and Purchase

2.1
(a)Subject as herein provided, Kerr-McGee hereby agrees to sell and transfer the Assets free from all liens, charges, mortgages, pledges, encumbrances or security interests whatsoever relating thereto (subject to the provisions of the Asset Documents) to the Buyer for the consideration referred to in clause 3 and the Buyer hereby agrees to purchase and acquire the Assets.

(b)	The transfer referred to in clause 2.1(a) shall, as between the Parties, be deemed for all purposes to be made with effect on and from the Effective Date.

2.2  The obligations of the Parties under clause 2.1 and clause 4 are conditional on the satisfaction of the following Conditions Precedent:

(a)	the Secretary of State Consents having been duly obtained in a form reasonably satisfactory to Kerr-McGee and the Buyer;

(b)	the waiver or non-exercise of any applicable pre-emption rights by all of the parties with the benefit thereof; and

(c)
the due execution by the signatory parties (other than the Parties) or the Administrator on their behalf of the Completion Documents and the receipt by the Parties from the other parties to the Completion Documents of all requisite consents and approvals to the transactions contemplated by this Agreement (in a form reasonably satisfactory to the Parties).

2.3  The Conditions Precedent set forth in clauses 2.2(a), 2.2(b) and 2.2(c) may not be waived by either Party, without the written consent of the other Party.

2.4  The Parties shall use all reasonable endeavours to ensure that the Conditions Precedent are satisfied as soon as reasonably practicable and in any event before the Longstop Date. The Parties shall keep each other informed of the progress in satisfying these conditions and the date of when they have been fulfilled.

2.5  If any of the Conditions Precedent have not been satisfied or waived on or before four (4) months after the date of signing of this agreement (the Longstop Date), either the Buyer or Kerr-McGee shall have the right, after such date, to serve written notice on the other Party terminating this Agreement, whereupon this Agreement shall terminate with effect from the date of such notice and no Party shall have any liability to another under this Agreement except in respect of clauses 15 and 16 and any breach of the terms hereof committed before such date.

3.  Consideration

The consideration for the transfer of the Assets shall be the payment by the Buyer to Kerr-McGee of the Base Consideration as adjusted pursuant to this Agreement plus any VAT thereon.

4.  Completion

4.1  Completion of the transfer of the Assets shall take place on the Completion Date:

(a)	Kerr-McGee shall:

(i)	deliver to the Buyer copies of the Secretary of State Consents;

(ii)	deliver to the Buyer the Completion Documents duly executed by the signatory parties, other than the Parties, or the Administrator on their behalf; and

(iii)
deliver to the Buyer a copy, certified as a true copy, of the power of attorney or written resolution of the directors of Kerr-McGee authorising the execution of the Completion Documents on behalf of Kerr-McGee;

(b)	the Buyer shall:

(i)
deliver to Kerr-McGee a copy, certified as a true copy, of the power of attorney or written resolution of the directors of the Buyer authorising the execution of the Completion Documents on behalf of the Buyer; and

(ii)
pay to Kerr-McGee the Base Consideration as adjusted by the Interim Net Adjustment Amount by means of a direct transfer in cleared immediately available funds to Kerr-McGee’s Account on the Completion Date;

(iii)	deliver to Kerr McGee the Buyer Parent Company Guarantee;

(c)	the Parties shall execute the Completion Documents.

4.2  Each of the Parties shall, and shall procure that its respective Affiliates shall, execute such other documents and do all such other acts and things as may reasonably be required in order to effect the transfer of the Assets to the Buyer and otherwise carry out the true intent of this Agreement.

4.3  Kerr-McGee shall deliver to the Buyer the Asset Data and the Asset Documents as soon as practicable following the Completion Date but no later than thirty (30) days following the Completion Date.

4.4  Without prejudice to Kerr McGee’s rights under clause 9, the Buyer acknowledges that Kerr-McGee shall have the right to make at its own expense and retain copies of any of the Asset Data and the Asset Documents, subject to the same being maintained in confidence in accordance with the provisions of clause 15.

4.5  The Buyer undertakes that, following 30 Business Days after Completion, it shall not and it shall procure that its Affiliates shall not make use of any stationery, invoices, forms, seals, trade marks, logos and any other similar articles or symbols showing the expressions “Kerr-McGee” or any other expression likely to suggest a connection with the Kerr-McGee Group.

5.  Kerr-Mcgee Warranties and Limitations

5.1  Subject to the provisions of this clause 5, Kerr-McGee hereby warrants to the Buyer in the terms set out in Schedule 1 as at the date hereof.

5.2  Subject to the provisions of this clause 5 and subject to the matters notified pursuant to clause 5.5, Kerr-McGee’s Warranties under clauses 1.1, 1.2, 1.7(a), 1.10, 1.13, 2, and 4 of Schedule 1 shall be repeated at Completion by reference to the facts and circumstances then existing.

5.3  The Kerr-McGee Warranties are given subject to:

(a)
any matters fully and fairly disclosed by or under this Agreement, the Disclosure Letter, any document or material contained in the Data Room or any other information provided to the Buyer or its advisers during the course of any investigation, whether authorised by Kerr-McGee or not, by or on behalf of the Buyer into the affairs of Kerr-McGee, its Affiliates or the Assets;

(b)	any matters set forth in the Asset Documents; and

(c)	the other limitations set out in this clause 5 and in Schedule 3.

5.4  The Buyer acknowledges and agrees that:

(a)	any Claims shall be subject to the limitations on liabilities and other provisions set out in Schedule 3;

(b)
the Kerr-McGee Warranties are the only warranties or representations of any kind given by or on behalf of Kerr-McGee or any of its Affiliates on which the Buyer or any of its Affiliates may rely in entering into this Agreement; and

(c)
no other statement, promise or forecast made by or on behalf of Kerr-McGee or any of its Connected Persons may form the basis of any claim by the Buyer or any of its Connected Persons under or in connection with this Agreement and all responsibility for any such statement, promise or forecast is disclaimed; without limitation, the Buyer acknowledges and agrees that neither Kerr-McGee nor any of its Connected Persons makes any representation or warranty as to: (i) the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or any of its Connected Persons or to its or their advisers on or prior to the date of this Agreement, including those contained in any documents in the Data Room; (ii) the accuracy of any information, documents or materials furnished to or for the Buyer by Kerr-McGee or any of its Connected Persons, including any information, documents or material made available to the Buyer in the Data Room, management presentation or any other form in expectation of the transactions contemplated by this Agreement provided always that this clause 5.4(c) shall not apply to any information, documents or materials the subject of the warranties set out in paragraphs 1.5 and 1.6 of Schedule 1; (iii) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Assets; (iv) any geological, geographical, engineering, economic or other interpretations, forecasts or evaluations; (v) any forecast of expenditures, budgets or financial projections; (vi) any geological formation, drilling prospect or hydrocarbon reserve; or (vii) the condition, performance or operability of the Asset Property.

5.5  Kerr-McGee shall promptly notify the Buyer in writing of any circumstances, facts or matters which following execution of this Agreement become known to it prior to Completion which are inconsistent in any material respect with any of the Kerr-McGee Warranties provided that notwithstanding such notification the Buyer shall be obliged to complete this Agreement in accordance with its terms and provided further that in relation to such circumstances, facts or matters the Buyer shall have no Claim against Kerr-McGee to the extent that such circumstances, facts or matters arise after signature of this Agreement and the warranty is not a warranty to be repeated at Completion pursuant to clause 5.2.

5.6  Kerr-McGee shall promptly notify the Buyer in writing of any circumstances, facts or matters which following execution of the Agreement became known to it prior to Completion or which would if subsisting at Completion be inconsistent with any of the warranties under paragraphs 1.1, 1.2, 1.7(a), 1.10, 1.13, 2 and 4 of Schedule 1 (as repeated at the Completion Date pursuant to clause 5.2).

5.7  The Parties agree that the Disclosure Letter shall be deemed to be amended with effect on and from the date of this Agreement to reflect circumstances, facts or matters notified pursuant to clause 5.5 and 5.6.

5.8  Any notice shall state that it is served pursuant to this clause 5.5 or 5.6 as the case may be.

5.9  In the event that any circumstance, fact or matter (a) is notified by Kerr-McGee in accordance with clause 5.5 or 5.6 or (b) otherwise becomes known to the Buyer following execution of this Agreement which is inconsistent with the Kerr-McGee Warranties or which would if subsisting at Completion be inconsistent under paragraphs 1.1, 1.2, 1.7(a), 1.10, 1.13, 2 and 4 of Schedule 1 (as repeated at the Completion Date pursuant to clause 5.2) which (whether individually or in aggregate) materially affects the value of the Assets, then:

(a)
if the inconsistency is capable of remedy, Kerr-McGee shall have the opportunity to remedy the same at its own expense and, if it chooses to exercise that right, it shall promptly notify the Buyer of its decision to do so and shall use reasonable endeavours to ensure remedy of the inconsistency as soon as practicable;

(b)
if the inconsistency has not been so remedied not less than three (3) Business Days prior to the Completion Date, Kerr-McGee and the Buyer shall discuss the effects on the value of the Assets and whether the terms hereof could be amended to take account of any such change in circumstance, fact or matter;

(c)
subject to clause 5.9(a) and 5.9(b) and in the absence of agreement between Kerr-McGee and the Buyer not less than one (1) Business Day prior to the Completion Date, the Buyer shall not be obliged to complete the acquisition of the Assets and shall be entitled by notice in writing to Kerr-McGee prior to Completion to rescind this Agreement; and

(d)
in the circumstances contemplated by this clause 5.9, such rights shall be the Buyer’s only remedy and whether or not the Buyer chooses to rescind this Agreement pursuant to clause 5.9(c) it shall not be entitled to make any claim for breach of warranty in respect of the circumstance, fact or matter notified or to any other remedy in respect thereof.

For the purposes of this clause 5.9, the value of the Assets shall only be deemed to be materially affected if reduced by an amount equivalent to 15% of the Base Consideration or more.

5.10  In the event that any such circumstance, fact or matter so notified or becoming known would not (whether individually or in the aggregate) materially affect the value of the Assets as defined in clause 5.9, the provisions of clause 5.9(a) and 5.9(b) shall apply but subject to clause 5.9(a) and 5.9(b) and in the absence of agreement between Kerr-McGee and the Buyer prior to Completion, the Buyer shall be obliged to complete the transaction and its right to make any claim for breach of warranty in respect of the circumstances, fact or matter notified or any other remedy in respect thereof shall be preserved and shall subsist notwithstanding completion of the transaction and amendment to the Disclosure Letter pursuant to clause 5.7.

5.11  The Buyer warrants to Kerr-McGee that there are no circumstances, facts or matters within the actual knowledge at the date hereof of the Buyer or its Affiliates, financial or legal advisors which entitle the Buyer to make any Kerr-McGee Warranty Claim against Kerr-McGee and, insofar as there are any such circumstances, facts or matters within the actual knowledge at the date hereof of the Buyer or its Affiliates, financial or legal advisors, the Buyer shall not be entitled to make any Kerr-McGee Warranty Claim in respect thereof.

5.12  The Buyer undertakes to Kerr-McGee (for the Buyer itself and as agent for each of its Connected Persons) that, except in the case of fraud or fraudulent misrepresentation, it waives and shall not make any claim against any Connected Persons of Kerr-McGee on whom it may have relied in relation to any information supplied or omitted to be supplied by any such person in connection with this Agreement.

5.13  None of the limitations in this clause 5 or in clause 12.12 or in Schedule 3 shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by Kerr-McGee or any of its Affiliates.

6.  The Buyer’s Warranties

6.1  Subject to the provisions of this clause 6, the Buyer hereby warrants to Kerr-McGee in the terms set out in Schedule 2 as at the date hereof.

6.2  The Buyer’s Warranties will be repeated at Completion to the extent that they relate to the conduct of the Buyer by reference to the facts and circumstances then existing.

6.3  If the Buyer pays to Kerr-McGee an amount pursuant to a Buyer Warranty Claim and Kerr Mc-Gee is entitled to recover from some other person any sum to which it would not have been or become entitled but for the circumstances giving rise to such Buyer Warranty Claim, subject to being put in funds to the reasonable satisfaction of Kerr-McGee, Kerr-McGee shall promptly undertake all appropriate steps to enforce such recovery and shall as soon as practicable following any such recovery repay to the Buyer the lesser of: (i) the amount paid to it by the Buyer pursuant to the Buyer Warranty Claim; and (ii) the amount recovered from the third party in each case less all costs, charges and expenses reasonably incurred by Kerr McGee in obtaining (or consequent upon obtaining) that payment and in recovering that amount from the third party and net of any tax payable on the amount received or that would have been payable but for the use of set off of any relief.

6.4  The Buyer shall notify Kerr-McGee in writing of any circumstances, facts or matters which following execution of this Agreement become known to it prior to Completion which are inconsistent with any of the Buyer’s Warranties or which would if subsisting at Completion be inconsistent with any of those warranties, as repeated at the Completion Date pursuant to clause 6.2. Such notice shall state that it is served pursuant to this 6.4.

7.  Conduct of Claims

7.1  If the Buyer becomes aware of any claim or potential claim by a third party (a third party claim) which might result in a Claim being made, the Buyer shall:

(a)
promptly, and in any event within thirty (30) days of it becoming aware of it, give notice of such third party claim to Kerr-McGee, stating the nature, basis and amount thereof, to the extent known, along with copies of the relevant documents evidencing such third party claim and procure that Kerr-McGee and its representatives are given all reasonable facilities to investigate it;

(b)
not make (and procure that each member of the Buyer Group shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to that third party claim without the prior written approval of Kerr-McGee, such approval not to be unreasonably withheld or delayed;

(c)
subject to the Buyer or the relevant member of the Buyer Group being indemnified by Kerr-McGee against all reasonable out of pocket costs and expenses properly incurred in respect of that third party claim:

(i)	take, and procure that each member of the Buyer Group shall take, such action as Kerr-McGee may reasonably request to avoid, resist, dispute, appeal, compromise or defend such third party claim;

(ii)
allow, or, as appropriate, procure that the relevant member of the Buyer Group shall allow, Kerr-McGee to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the third party claim in question; and

(iii)
provide, or procure that the relevant member of the Buyer Group shall provide, such information and assistance as Kerr-McGee may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to that third party claim.

7.2  Without prejudice to clause 7.1, the Parties will use their reasonable best efforts to minimise Losses and Expenses from third party claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.

7.3  Failure of the Buyer to give notice in accordance with clause 7.1(a) shall not relieve Kerr-McGee of any of its obligations relating to Claims under this Agreement, except if and to the extent that Kerr-McGee is actually prejudiced thereby (except that Kerr-McGee shall not be liable for any expenses incurred during the period prior to the Buyer giving such notice).

7.4  Whether or not Kerr-McGee has assumed the conduct of proceedings or negotiations (in accordance with clause 7.1(c)(ii) above), Kerr-McGee shall not be liable under any Claim for any admission of liability, agreement or compromise that was consented to without Kerr-McGee’s prior written approval which relates to such Claim unless such approval has been unreasonably withheld or delayed.

7.5  If the Buyer makes a Claim or notifies Kerr-McGee of any third party claim which might lead to such a claim being made, the Buyer shall at the Buyer’s cost make available to accountants and other representatives appointed by Kerr-McGee such access to personnel, records and information as Kerr-McGee reasonably requests in connection with such Claim or third party claim.

8.  Completion Adjustments

8.1  Where any sums are taken into account in:

(a)	the Working Capital Adjustment;

(b)	the Billed Invoice Adjustment;

(c)	the Petroleum Sales Adjustment;

(d)	the NPR Adjustment;

(e)	the Interest Adjustment;

(f)	the Taxation Adjustment;

(together, the Adjustments (with Adjustment meaning any or all of the above (as the context may require)), or are payable by the Buyer to Kerr-McGee or by Kerr-McGee to the Buyer pursuant to this clause 8, clause 10, Schedule 5 or Schedule 8 (together the Adjustment Clauses) or pursuant to a Kerr-McGee Warranty Claim under clause 5 or a Buyer Warranty Claim under clause 6 or a payment under clause 12.4, the same shall operate by way of increases or decreases, as the case may be, in the Base Consideration.

8.2  The following principles shall apply in respect of the Adjustments and the Base Consideration:

(a)	the Base Consideration shall be adjusted by the Adjustments;

(b)
no item taken into account in calculating any one Adjustment or other increases or decreases as the case may be under the Adjustment Clauses or clause 5 or 6 or 12.4 shall be taken into account in calculating any of the other Adjustments so as to result in a Party making or receiving payment twice in respect thereof nor will any Party be entitled under clause 12 to reimbursement of any payment received from a third party to the extent such payment has been taken into account (to the benefit of that Party) in calculating any of the Adjustments;

(c)	no adjustment to the Base Consideration shall be made in respect of any matters to which clauses 12.6 and 12.8 apply.

8.3
(a)Kerr-McGee shall provide the Buyer with a written statement specifying its best estimate of the sum of all the Adjustments as at the Completion Date (the Interim Net Adjustment Amount) which if positive shall increase the Base Consideration payable by the Buyer at Completion and if negative shall reduce the Base Consideration payable by the Buyer at Completion.

(b)	Such statement (the Interim Completion Statement) shall be provided no later than two (2) Business Days prior to Completion, in the format set out in Schedule 5.

8.4  Within sixty (60) days after Completion, and without prejudice to the provisions of clause 12, Kerr-McGee shall provide the Buyer with a written statement (in the format set out in Schedule 5) giving its calculation of the final amounts of each of:

(a)	the Adjustments save in relation to the Taxation Adjustment for which a reasonable estimate shall be calculated;

(b)	the Net Adjustment Amount; and

(c)	the balance payable by Kerr-McGee or the Buyer after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion,

(the Final Completion Statement). The Buyer shall notify Kerr-McGee in writing (such notification being an Objection Notice) within fifteen (15) Business Days after receipt whether or not it accepts that the Final Completion Statement has been prepared in accordance with the relevant provisions of this Agreement. Any notice indicating that the Buyer does not so accept the Final Completion Statement shall to the extent practicable and reasonable:

(a)	set out in detail the Buyer’s reasons for such non-acceptance; and

(b)	specify the adjustments which, in the Buyer’s opinion, should be made to the Final Completion Statement in order to comply with the provisions of this Agreement; and

(c)	set out the specific items that are in dispute accompanied by the Buyer’s calculation at its best estimate of each of the items that are in dispute (the Disputed Amounts).

Except for Disputed Amounts, the Buyer shall be deemed to have accepted the Final Completion Statement in full.

8.5  If the Buyer serves an Objection Notice in accordance with clause 8.4 above, then the Buyer and Kerr-McGee shall use all reasonable endeavours: (a) to meet and discuss the objections of the Buyer; and (b) to reach agreement upon the adjustments (if any) required to be made to the Final Completion Statement, within a period of ten (10) Business Days after receipt by Kerr-McGee of the Objection Notice. During such ten (10) Business Days period Kerr-McGee and its representatives shall be permitted to review the working papers of the Buyer and its representatives relating to the Objection Notice and the basis therefor.

8.6  If the Buyer notifies Kerr-McGee in writing that it is satisfied with the Final Completion Statement (either as originally submitted or after adjustments agreed between Kerr-McGee and the Buyer pursuant to clause 8.5) or if the Buyer fails to give an Objection Notice within the fifteen (15) Business Days period referred to in clause 8.4, then the payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) due in accordance with the Final Completion Statement shall be made within three (3) Business Days of such written notification or such failure to give an Objection Notice (as the case may be), together with simple interest on such amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 2% per annum above the Reference Interest Rate.

8.7  If the Parties cannot reach agreement as specified in clause 8.6 within the time limit provided in that clause, the Disputed Amounts may be referred by any Party for determination by an independent chartered accountant nominated by the Parties or, in the absence of agreement between the Parties within five (5) Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, by the President of the Institute of Chartered Accountants in England and Wales (the Nominated Independent Accountant). The Parties shall instruct the Nominated Independent Accountant to render its decision within sixty (60) days of its selection. The Nominated Independent Accountant shall be afforded such access to books, records, accounts and documents in the possession of the Parties as he may reasonably request, and he shall act as expert not as arbitrator. The said accountant’s determination shall, in the absence of fraud or manifest error, be final and binding on the Parties, his fees and disbursements shall be borne by Kerr-McGee as to one half and the Buyer as to the other half and each party shall bear its own costs in respect of such references. Payment of the Net Adjustment Amount (after taking into account the Interim Net Adjustment Amount which adjusted the Base Consideration paid at Completion) in accordance with the Nominated Independent Accountant’s determination of the Disputed Amounts and in accordance with the Final Completion Statement in respect of all other items shall be made within three (3) Business Days of the determination of the Nominated Independent Accountant, together with simple interest on such amount from and including the Completion Date up to and excluding the date of payment calculated on a daily basis on the basis of a 360 day year at the rate of 2% per annum above the Reference Interest Rate.

8.8  Kerr-McGee shall provide the Buyer with copies of all Operator’s reports, billing statements and correspondence and any and all other relevant documentation in its possession or under its control reasonably necessary to support the statements referred to in clauses 8.3 and 8.4 simultaneously with the provision of such statements. The Parties shall liaise on the compilation and agreement of the said statements.

8.9  To enable Kerr-McGee to meet its obligations under this clause 8, the Buyer shall provide to Kerr-McGee and to Kerr-McGee’s accountants full access to the books and records, employees and premises of the Buyer. The Buyer shall fully co-operate with Kerr-McGee and shall permit Kerr-McGee and Kerr-McGee’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by Kerr-McGee to facilitate the preparation of the Final Completion Statement. The Buyer hereby agrees not to take any action which would impede or delay the preparation of the Final Completion Statement or the determination of the Total Consideration in the manner and using the methods required by this Agreement. The provisions of this clause 8.9 shall apply mutatis mutandis to Kerr-McGee in relation to the obligations of the Buyer under this clause 8.

8.10  All of the calculations to be made pursuant to this clause 8 shall be made on an Accrual Basis of Accounting and in accordance with accounting principles generally accepted in the oil and gas industry in the United Kingdom at the date of Completion unless otherwise stated in this Agreement and such principles shall be consistently applied for the purposes of any and all disputes between the Parties.

8.11  Notwithstanding any contrary provision in this Agreement the Parties agree to cooperate in order to re-calculate the estimated Taxation Adjustment (referred to in clause 8.4) prior to 30 June 2006 in accordance with the provisions of Schedule 8; provided that this re-calculation shall not have any impact on the Final Completion Statement or the Total Consideration and the provisions of clause 8.7 shall apply mutatis mutandis in the event of failure to agree such Taxation Adjustment by 30 June 2006.

8.12  In the event of late payment, clause 13 will apply.

9.  Information, Records and Assistance Post Completion

9.1  Each of Kerr-McGee and the Buyer shall provide (and upon reasonable request procure that its respective Affiliates provide) the other with reasonable access to (and the right, at the cost of the Party making the request, to take copies of) the books, accounts and all other records held by any member of the Buyer Group or the Kerr-McGee Group respectively after Completion to the extent that such books, accounts and records relate to the Assets and to the period up to Completion (the Records). This obligation is subject to:

(a)	the provisions of clause 15;

(b)	the person seeking access providing reasonable justification that the same is required;

(c)	access being given only during working hours;

(d)	any restrictions on access imposed by law or the terms of any agreement; and

(e)	any claim for legal privilege.

9.2  For a period of seven years following the Completion Date, neither Kerr-McGee nor the Buyer shall dispose of or destroy (and each shall procure that its respective Affiliates do not dispose of or destroy) any of the Records without first giving the other at least two months’ notice of its intention to do so and giving the other a reasonable opportunity to remove and retain any of them (at that other person’s expense).

9.3  Without prejudice to any information, access or assistance required under clauses 7.5, 8.8 or 8.9, the Buyer shall (and shall procure that each member of the Buyer Group shall), at Kerr-McGee’s expense and on reasonable notice from Kerr-McGee, give such assistance to any member of the Kerr-McGee Group as Kerr-McGee may reasonably request in relation to any third party proceedings by or against any member of the Kerr-McGee Group so far as the same relate to the Assets, including proceedings relating to taxation.

9.4  This clause 9 shall not apply to the process for ascertaining the Final Completion Statement or in relation to any investigation of any actual or potential claim or dispute in connection with this Agreement.

10.  Taxation

Schedule 8 shall apply in relation to taxation.

11.  Transition Period

11.1  During the Transition Period, Kerr-McGee shall to the extent it is able so to do having regard to the provisions of the relevant Operating Agreements and Unit Agreements:

(a)
continue to carry on its activities in relation to the Assets in all material respects in the ordinary and usual course of business and comply with previously agreed decisions of the operating committees in relation to the Assets and any agreement relating to the Assets to which it is a party;

(b)	consult with the Buyer with regard to any material decisions relating to the Assets and co-operate with the Buyer so as to ensure an efficient handover of the Assets on Completion; and

(c)	insofar as reasonably practicable, keep the Buyer informed in a timely manner on any and all matters (not of a routine or minor nature) relating to the Assets.

11.2  During the Transition Period, subject to its obligations under clause 11.1 and its obligations to comply with the terms of the Asset Documents Kerr-McGee shall:

(a)
not, except with the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed) enter into any agreement relating to the sale transportation or processing of gas, condensate or any other liquids arising from the Assets or amend, terminate or agree to amend or terminate any of the Asset Documents in any material respect in so far as such amendment, termination or agreement to amend or terminate relates to or materially affects the Assets or waive or agree to waive any of its rights or remedies thereunder or arising therefrom in so far as such rights and remedies relate to or materially affect the Assets and relates or is capable of relating to periods after the Effective Date;

(b)	not charge or otherwise encumber any of the Assets;

(c)
if it considers reasonably and in good faith that a particular matter or proposal is of a nature which may have a material adverse effect on the value of the Assets, notify the Buyer in writing, consult (to the extent reasonably practicable) with the Buyer in relation to that matter or proposal, take account of any reasonable representation which the Buyer may make and, provided always that such action shall not be prejudicial to any of Kerr-McGee’s other business interests and Kerr-McGee shall not be in breach of any contractual, legal, statutory or regulatory requirement whatsoever by doing so, carry out the wishes of the Buyer in so far as it is reasonable to do so following such consultation; and

(d)
to the extent practicable in the circumstances consult with the Buyer in relation to any matter requiring its vote under any Operating Agreement and take account of the Buyer’s reasonable representations but so that nothing in this sub-clause shall operate to fetter the discretion of Kerr-McGee in exercising its votes in respect thereto.

11.3  Subject to the provisions of this Agreement, the Buyer shall accept the Assets in the physical condition in which they exist at the date of this Agreement and, notwithstanding that title will not pass until Completion, shall assume the risk of damage thereto or the destruction thereof as from the date of this Agreement. Notwithstanding clause 12 or any other provisions to the contrary, the Buyer shall with effect from the date of this Agreement be obliged to effect and maintain appropriate insurance in respect of the Assets and the Buyer shall accordingly have no benefit of any insurance maintained by Kerr-McGee in respect of the Assets.

12.  Indemnity

12.1  The provisions of this clause 12 shall only take effect once Completion has occurred. All adjustments and reimbursements made and the ascertainment of all Obligations and Benefits under this clause 12 will be calculated using the Accruals Basis of Accounting.

12.2  Kerr-McGee shall be liable for all Obligations, and shall be entitled to all Benefits, in each case which accrue in or relate to any period before the Effective Date.

12.3  The Buyer shall be liable for all Obligations, and shall be entitled to all Benefits, in each case which accrue in or relate to any period on or after the Effective Date.

12.4  Subject to clauses 12.9, 12.12 and 12.13, save to the extent the same falls to be taken into account in the Net Adjustment Amount and subject to clauses 5, 6, 10 and 14:

(a)
if any Obligations are incurred by Kerr-McGee or any of its Connected Persons in respect of any period on or after the Effective Date, the Buyer shall reimburse and indemnify Kerr-McGee and its Connected Persons in respect thereof;

(b)
if any Obligations are incurred by the Buyer or any of its Connected Persons in respect of any period prior to the Effective Date, Kerr-McGee shall (subject to paragraph 3.7 of Schedule 8) reimburse and indemnify the Buyer and its Connected Persons in respect thereof;

(c)
if any Benefits accrue to Kerr-McGee or any of its Connected Persons in respect of any period on or after the Effective Date, Kerr-McGee shall (subject to paragraph 3.6 of Schedule 8) account to and reimburse the Buyer and its Connected Persons in respect thereof; and

(d)
if any Benefits accrue to the Buyer or any of its Connected Persons in respect of any period prior to the Effective Date, the Buyer shall account to and reimburse Kerr-McGee and its Connected Persons in respect thereof.

12.5  Any amount to be paid or reimbursed in accordance with clause 12.4 or any other provision of this clause 12 shall: (i) in the case of those amounts that arise prior to the Completion Date, be paid or reimbursed on Completion; and (ii) in the case of those amounts that arise on or after the Completion Date be paid or reimbursed within ten (10) Business Days of receipt thereof (or, in the case of Obligations, within ten (10) Business Days of receipt of notification from the Party which has incurred such Obligations) in each case, to Kerr-McGee’s Account or the Buyer’s Account (as the case may be). Without prejudice to the generality of the foregoing, each Party undertakes to provide written advice to the other Party of any event giving rise to an adjustment under this clause 12 within fifteen (15) Business Days of becoming aware of such an event. Such advice will include a copy of such documentary evidence as is reasonably necessary to enable the other Party to verify the adjustment.

12.6  For the avoidance of doubt and notwithstanding the foregoing provisions of this clause 12, the Buyer shall at its cost and expense perform and shall be responsible for decommissioning, abandonment, removing and making safe all plant, equipment and machinery, wells and other installations (including offshore installations, pipelines and submarine pipelines) and facilities relating to operations under any of the Licences or under each and any Operating Agreement or other Asset Document to the extent that such obligations are attributable to the Assets whether under or pursuant to any of the Asset Documents or under statutory obligation, common law, international law, international convention or any other obligation. The Buyer covenants that it shall indemnify and hold Kerr-McGee and its Connected Persons harmless against any and all Losses and Expenses which Kerr-McGee or any of its Connected Persons may incur arising out of or in connection with the Decommissioning Liabilities regardless of whensoever such Decommissioning Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant Licence or a party to the relevant Operating Agreement or owned or leased the relevant property and regardless of whether such Losses and Expenses arise as a consequence of negligence on the part of Kerr-McGee or any of its Connected Persons or any other person provided that for the avoidance of doubt the Buyer shall not be required to reimburse Kerr-McGee for amounts actually expended by Kerr-McGee prior to the Effective Date in respect of Decommissioning Liabilities.

12.7  The Buyer is hereby notified that detectable amounts of hazardous substances (including chemicals known to cause cancer, birth defects, and reproductive harm or any other harm) may be found in, on, or around the Assets. In addition, the Buyer acknowledges that some oil field production equipment may contain naturally occurring radioactive material (NORM), asbestos and/or other hazardous substances. In this regard, the Buyer expressly understands that NORM and other hazardous substances may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets may contain NORM and other hazardous substances and that materials containing NORM and other hazardous substances may be buried or have been otherwise disposed of on or under the Assets. The Buyer also expressly understands that special procedures may be required for the removal and disposal of NORM, asbestos and other hazardous substances from the Assets where it may be found, and that the Buyer assumes all liability and responsibility for such activities when and if performed after the Effective Date.

12.8  Notwithstanding the other provisions of this clause 12, the Buyer covenants that it shall indemnify and hold Kerr-McGee and its Connected Persons harmless against any Losses and Expenses which Kerr-McGee or any of its Connected Persons may incur arising out of or in connection with the Environmental Liabilities regardless of whensoever such Environmental Liabilities may arise or may have arisen, regardless of whosoever is or was a licensee under the relevant Licence or a party to the relevant Operating Agreement or owned or leased the relevant property.

12.9  Upon Kerr-McGee’s request from time to time, the Buyer will support any application by Kerr-McGee to obtain from the relevant authorities an irrevocable release of Kerr-McGee from its obligations and liabilities under the Petroleum Act 1998 or other relevant statute, regulations, order from any competent authority or guidelines and all notices and regulations served and issued pursuant thereto, insofar as the same relate to the Assets. Without prejudice to the foregoing, if, following the Completion Date, the Secretary of State requests that Kerr-McGee prepares and implements a programme or requirement for or in respect of any part of the Decommissioning Liabilities, whether pursuant to the terms of the Petroleum Act 1998 or other relevant statute, regulations, order from any competent authority or guidelines, Kerr-McGee shall do so in accordance with the requirements of the Petroleum Act 1998 or other relevant statute, regulation, order or guidelines, as the case may be, and all other relevant statutes, regulations, orders and guidelines and the indemnities in clause 12.6 and 12.8 shall extend to all Losses and Expenses incurred by or on behalf of Kerr-McGee in the preparation and implementation of such programme.

12.10  Without prejudice to the provisions of clauses 12.2, 12.3 and 12.4, any Benefits or Obligations (including the cost of any audit) accruing in respect of the Assets in the form of amounts receivable or payable resulting from an audit pursuant to a Operating Agreement or from any other subsequent adjustment in relation to the operation of, and expenditure attributable to, the Assets in the period prior to the Effective Date shall accrue to Kerr-McGee and any such Benefits or Obligations attributable to the Assets in the period from and after the Effective Date shall accrue to the Buyer. Where any such audit takes place after the Completion Date, the Buyer shall promptly notify Kerr Mc Gee thereof and shall be obliged to take account of Kerr-McGee’s reasonable representations in connection with such audit and to notify Kerr-McGee of any audit adjustment as soon as practicable after the results of such audit are known. If, as a result of any audit adjustment or otherwise, either Kerr-McGee or the Buyer is, on the principles set out in clauses 12.2, 12.3 and 12.4, so liable to pay any amount to the other, then, to the extent that the same has not been taken into account or falls to be taken into account in the Net Adjustment Amount, or the amount has not otherwise been paid in accordance with clause 12.4, such amount shall be paid to Kerr-McGee’s Account or the Buyer’s Account (as appropriate) within thirty (30) Business Days after the amount receivable or payable as a result of such an audit or other subsequent adjustment has been taken into account by the relevant Operator in the Operator’s billing statement.

12.11  The Buyer and Kerr-McGee shall use all reasonable endeavours to procure the unconditional and irrevocable release of Kerr-McGee and its Affiliates from all guarantees and indemnities to which Kerr-McGee or any of its Affiliates is a party (the Kerr-McGee Guarantees) given in the ordinary course of business related to the operations of the Assets. The Buyer covenants that it shall indemnify and hold Kerr-McGee and its Affiliates harmless against all Losses and Expenses which Kerr-McGee or any of its Affiliates may incur arising out of or in connection with any of the Kerr-McGee Guarantees which have not been discharged on or before Completion, in respect of Losses or Expenses incurred in respect of the period after the Effective Date.

12.12  Paragraphs 7, 8, 9, 10, 11, 12, 13, and 15 of Schedule 3 (Limitations on Liabilities) shall apply to any Claim made under this Clause 12.

12.13  Notwithstanding anything herein provided to the contrary, Kerr-McGee and the Buyer do hereby covenant and agree that the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any of its covenants, agreements, representations, guaranties, warranties, indemnities, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party as a result of such breach, and in no event shall such recovery include any indirect, consequential, exemplary or punitive damages.

12.14  If final judgement which is not capable of being appealed by Kerr-McGee is obtained against Kerr-McGee as a result of the breach of a Kerr-McGee Warranty and such judgement provides for the payment of damages to the Buyer by Kerr-McGee, Kerr-McGee may not claim to be indemnified by the Buyer against the cost of paying such damages to the Buyer provided that

(a)	notwithstanding this clause 12.14 Kerr-McGee shall at all times and in all circumstances be able to claim indemnity from the Buyer pursuant to Clause 12.6; and

(b)	except as expressly provided in this Clause 12.14 nothing in this Agreement shall operate to limit the right of Kerr-McGee to be indemnified by the Buyer; and

(c)
if Kerr-McGee agrees to pay a sum claimed by the Buyer in respect of a Kerr-McGee Warranty Claim then Kerr-McGee agrees not to claim an indemnity from the Buyer under this Agreement in relation thereto.

13.  Interest on Late Payment

Where, in this Agreement, any date is specified as being the due date for payment and payment is not made on that date, simple interest calculated on the basis of a 360 day year shall be paid on the amount outstanding on a daily basis (after as well as before any judgement) from the start of the due date to the end of the day preceding the date of actual payment at the rate of three per cent (3%) per annum above the Reference Interest Rate.

14.  Costs

Except as otherwise provided herein, the Parties shall pay their own costs and expenses in connection with this Agreement and the documents executed pursuant hereto.

15.  Confidentiality

15.1  This Agreement and its terms shall be held confidential by the Parties and shall not be divulged in any way to any third party by one Party without the prior written approval of the other Party; provided that any Party may, without such approval, disclose such terms to:

(a)	any Affiliate of it provided the disclosing Party procures that such Affiliate maintains such terms confidential; or

(b)
any outside professional consultants or other professional advisers consulted in connection with the terms of this Agreement, provided the disclosing Party obtains a similar undertaking of confidentiality (but excluding this proviso) from such consultants or professional advisers; or

(c)
any bank or financial institution from whom such Party is seeking or obtaining finance, provided the disclosing Party obtains a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution; or

(d)	the extent required by any applicable laws, the Licences, or the requirements of any recognised stock exchange in compliance with its rules and regulations; or

(e)	any independent public accountants; or

(f)	any Government agency lawfully compelling the disclosure of such terms; or

(g)	any Court of competent jurisdiction acting in pursuance of its powers; or

(h)	to any person seeking to purchase the Assets from the Buyer; or

(i)	the extent that the terms of this Agreement become public knowledge or for any other reason ceases to be confidential otherwise than through breach of this undertaking.

15.2  The Buyer acknowledges that any information provided to it in connection with this Agreement is subject to the terms of the confidentiality agreement dated 15th June 2005 signed between the Buyer and Kerr-McGee (the Confidentiality Agreement).

16.  Announcements

No Party shall make a public announcement or statement regarding the execution, existence or terms of this Agreement without the prior agreement of the other Party, such agreement not to be unreasonably withheld or delayed; provided, however, that any such Party may make such public disclosure it believes in good faith is required by applicable law including the rules and regulations of any applicable stock exchange or governmental or regulatory authority (in which case the disclosing Party shall use its reasonable endeavours to advise the other Parties prior to making such disclosure).

17.  Miscellaneous

17.1  The sole remedy of the Buyer for any breach of any of the Warranties or any other breach of this Agreement by Kerr-McGee or any member of Kerr-McGee Group shall be an action for damages. The Buyer shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion), other than pursuant to any such rights which arise in respect of fraud or fraudulent misrepresentation or which arise under clause 2.5 or clause 5.9.

17.2  Except insofar as any term or provision of this Agreement is satisfied on Completion, this Agreement shall remain in full force and effect after Completion.

17.3  No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

17.4  All payments to be made under this Agreement shall be made in United States Dollars unless otherwise agreed between the Parties and shall be paid in cash in immediately cleared funds directly to Kerr-McGee’s Account or the Buyer’s Account (as appropriate) by bank transfer unless otherwise agreed between the Parties. All payments made or received in currencies other than United States Dollars shall be converted into United States Dollars at the Exchange Rate.

17.5  To the extent that there is an inconsistency between this Agreement and any of the Completion Documents, this Agreement shall prevail as between the Parties.

17.6  Unless expressly stated herein, no term in this Agreement is intended to be enforceable by third parties under the Contracts (Rights of Third Parties) Act 1999 and, where an obligation is expressly stated to be enforceable by a third party, the consent of that third party will not be required to rescind or vary the relevant term. Connected Persons shall have the right to enforce the terms of clause 18 under such Act.

17.7  No Party shall have the right to assign, transfer or otherwise dispose of its rights and obligations under this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed; save that each of Kerr-McGee and the Buyer shall have the right to assign, transfer or otherwise dispose of its rights under this Agreement to any of their Affiliates without the consent of the other.

17.8  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

17.9  Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

18.  Entire Agreement

18.1  The Transaction Documents set out the entire agreement and understanding between the Parties. The Transaction Documents supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Assets which shall cease to have any further force or effect. It is agreed that:

(a)
neither Party has entered into the Transaction Documents in reliance upon, nor shall any party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of the other Party (or any of its Connected Persons) which is not expressly set out in this Agreement;

(b)
all terms and conditions which are implied under the Sale of Goods Act in a contract of sale of goods to which that Act applies are expressly excluded from the sale and purchase under this agreement, except that this clause shall not exclude any liability under section 12 of the Sale of Goods Act;

(c)
the only right or remedy of a Party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this Agreement shall be for breach of this Agreement; and

(d)
except for any liability which a Party (or any of its Connected Persons) has under or in respect of any breach of this Agreement, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in respect of, arising out of, or in any way relating to the proposed transaction, provided that this clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

18.2  The agreements and undertakings in this clause 18 are given by each Party on its own behalf and as agent for each of its Connected Persons. Each Party acknowledges that the other Party gives such agreements and undertakings as agent with the full knowledge and authority of each of its respective Connected Persons.

19.  Further Assurance

19.1  Kerr-McGee shall, from time to time on being required to do so by the Buyer, promptly and at the cost and expense of Kerr-McGee do or procure the doing of all such acts and execute or procure the execution of all such documents in a form satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Buyer the full benefit of the rights, powers and remedies conferred by Kerr-McGee in this Agreement.

19.2  The Buyer shall, from time to time on being required to do so by Kerr-McGee, promptly and at the cost and expense of the Buyer do or procure the doing of all such acts and execute or procure the execution of all such documents in a form satisfactory to Kerr-McGee as Kerr-McGee may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to Kerr-McGee the full benefit of the rights, powers and remedies conferred by the Buyer in this Agreement.

20.  Notices

20.1  Any notice pursuant to this Agreement may be given by facsimile transmission (promptly followed by a hard copy delivered in accordance with this clause 20.1) or letter delivered to the Party to be served at the address stated in clause 20.3 or such other address as may be given for the purposes of this Agreement by written notice to the other Party.

20.2  A notice given by facsimile transmission shall be deemed to be served on the first Business Day following the date of dispatch but a notice sent by post or delivered personally shall not be deemed to be delivered until received. A notice sent by email shall be for information only and shall not be deemed to be served until served by facsimile transmission or letter in accordance with clause 20.1.

20.3  The respective addresses for service are:

Kerr-McGee:	Ninian House
Crawpeel Road
Altens
Aberdeen
AB12 3LG
Fax: 01224 242116
Email:
For the attention of the Legal Director

With a copy to:
P.O. Box 25861, MT 29
123 Robert S. Kerr Ave.
Oklahoma City, OK, USA 73125\
Fax: (405) 270 3649
Email:
For the attention of Kerr-McGee Corporation’s General
Counsel

The Buyer:

Centrica Resources Limited:	Millstream
Maidenhead Road
Windsor
Berkshire SL4 5GD
Fax: +44 1753 494602
For the attention of General Counsel and Company
Secretary
21.  Governing Law and Jurisdiction

21.1  This Agreement and the legal relationships established by or otherwise arising in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

21.2  Each of the Parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

21.3  Each Party irrevocably waives any objections to the jurisdiction of any court referred to in this clause.

21.4  Each Party irrevocably agrees that a judgment or order of any court referred to in this clause in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

In witness whereof this Agreement has been duly executed on the day and year first above written.

SIGNED for and on behalf of

Kerr-McGee North Sea (U.K.) Limited

TERENCE JUPP
___________________________________

SIGNED for and on behalf of

Centrica Resources Limited

ANTHONY C. HENSHAW
_______________________________________